Pricing Supplement No. 2                       Filing under Rule 424(b)(3)
Dated August 10, 1998                          Registration File No. 333-51843
(To Prospectus dated August 10, 1998 and
Prospectus Supplement dated August 10, 1998)

                                 $200,000,000
                          WEINGARTEN REALTY INVESTORS
                          MEDIUM-TERM NOTES, SERIES A

Principal amount:  $50,000,000              Floating Rate Notes: 3 Month Libor
Interest Rate (if fixed rate): N/A          Interest rate basis:  N/A
Stated Maturity:  August 14, 2000           Paper  Rate
Specified Currency:  U.S. $                         Prime Rate
Applicable Exchange Rate (if any):                  LIBOR
U.S. $1.00 =  N/A                                   Treasury Rate
Issue price (as a percentage of                     CD Rate
  principal amount):  100%                          Federal Funds Rate
Selling Agent's commission (%):  0.25%              Other
Purchasing Agent's discount                 Index Maturity:  N/A
  or commission (%):  N/A                   Spread:  +17 basis points
Net proceeds to the Company (%): 99.75%     Spread Multiplier:  N/A
Settlement date (original                   Maximum Rate:  N/A
  issue date):  August 13, 1998             Minimum Rate:  N/A
Redemption Commencement                     Initial Interest Rate:  N/A
  Date (if any): February 16, 1999          Interest Reset Date(s):  Quarterly
  and all interest payment days thereafter  Optional Repayment Date: N/A
Interest Determination Date(s):  N/A        Cusip # 948 74R BF 2
Calculation Date(s):  N/A
Interest Payment Date (s): 2/14,5/14,8/14,11/14
 modified following convention
Regular Record Date(s): 15 calendar days prior to payment date


     Redemption  prices  (if  any):    The  Redemption  Price shall be at par.

     If such Notes are denominated in other than U.S. dollars, the applicable Foreign Currency Supplement is attached hereto.

     Additional  terms:    N/A

     As of the date of this Pricing Supplement, the aggregate initial public offering price (or its equivalent in other currencies) of the Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $118,000,000.

     "N/A" as used herein means "Not Applicable." "A/S" as used herein means "As stated in the Prospectus Supplement referred to above."

                                 MERRILL LYNCH